Exhibit (2)(a)

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "BEAUTYKIND HOLDINGS, INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF NOVEMBER, A.D. 2015, AT 3:56 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

5892670 8100	Authentication: 10544608
SR# 20151113351	Date: 12-04-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
CERTIFICATE OF INCORPORATION	Delivered 03:56 PM 11/30/2015
OF	FILED 03:56 PM 11/30/2015
BEAUTYKIND HOLDINGS, INC	SR 20151113351 - File Number 5892670

1.	The name of the corporation is: BeautyKind Holdings, Inc.

2.	The address of its registered office in the State of Delaware is:

1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
The name of its registered agent at such address is: The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is:

To engage in any business or any lawful activity determined by the board of directors and to carry on anything incidental, convenient or necessary to the foregoing.

4.	The corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the corporation shall have authority to issue is two hundred million (200,000,000) shares. The total number of shares of Preferred Stock the corporation shall have authority to issue is fifty million (50,000,000) shares. The total number of shares of Common Stock the Corporation shall have authority to issue is one hundred fifty million (150,000,000) shares. Shares of Common Stock are sometimes referred to herein as Common Shares. The Preferred Stock shall have a par value of $0,001 per share and the Common Stock shall have a par value of $0,001 per share.

i.	The Preferred Stock shall be divided into series. The first series shall consist of twenty five million (25,000,000) shares and is designated "Series A Preferred Stock." The second series shall consist of twenty five million (25,000,000) shares and is designated "Series A-2 Preferred Stock " Shares of Series A Preferred Stock and shares of Series A-2 Preferred Stock are sometimes referred to herein as "Preferred Shares."

ii.	The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions relating to the Preferred Stock are as follows:

a.	Definitions:

"Conversion Date" shall mean the date the board of directors receives written notice from a shareholder of its election to convert its Preferred Shares, such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date.

"Conversion Event" shall mean (i) the closing of a qualified public offering (other than the issuance of securities under Regulation A+); (ii) the closing of an institutional investment or financing round greater than $30,000,000; (iii) a Liquidation Event; or (iv) at the board of directors' election after the earlier of (a) twelve (12) consecutive months of positive cash flow; or (b) the declaration of a dividend by the board of directors.

"Conversion Price" for the Preferred Shares, shall be the applicable Original Issue Price (as defined herein) of such Preferred Shares.

Certificate of Incorporation	Page 1

"Conversion Rate" shall mean the conversion of Preferred Share(s) into such number of Common Shares as is determined by dividing the applicable Original Issue Price (as defined herein) of the Preferred Share(s) by the applicable Conversion Price for such Preferred Share(s).

"Liquidation Event" shall mean, in one transaction or series of related transactions, (i) a sale, distribution, transfer or other disposition of all or substantially all of the Corporation's assets, (ii) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation's assets or exclusive license of all or substantially of the Corporation's intellectual property, (iii) the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of Shares of the Corporation immediately prior to such merger or consolidation continue to hold more than 50% of the voting power of the Shares of the Corporation or the surviving or acquiring entity in substantially the same proportions as immediately prior to such transaction or related transactions), (iv) the closing of the transfer (whether by merger, consolidation or otherwise) to a person or group of affiliated persons, of the Corporation's Shares if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding Shares of the Corporation (or 50% or more of the equity interests of the surviving or acquiring entity), or (v) any liquidation, dissolution or winding up of the Corporation.

"Liquidation Preference" shall mean the Original Issue Price (as defined herein).

“Original Issue Price" for a Series A Preferred share or Series A-2 Preferred share shall be the original amount of cash and/or other property paid by the holder for such Series A Preferred share or Series A-2 Preferred share (as adjusted for splits, exchanges, combinations, recapitalizations and the like).

b.

i.	The Preferred Shares shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of Preferred Shares as is determined by dividing the applicable Original Issue Price for the series of Preferred Shares by the applicable Conversion Price for such series of Preferred Shares (the resulting conversion rate for such series of Preferred Shares into Common Shares the Conversion Rate, determined as hereafter provided, in effect on the date of conversion. The initial Conversion Price for the Preferred Shares shall be the applicable Original Issue Price of such series of Preferred Shares. Original Issue Price shall mean for a Series A Preferred share or Series A-2 Preferred share, shall be the amount of cash and/or other property contributed for such Preferred Share (as adjusted for splits, combinations, recapitalizations and the like).
ii.	To exercise its conversion privilege, a holder of Series A Preferred Shares and Series A-2 Preferred Shares shall give written notice to the Corporation at the principal office of the Corporation that such holder elects to convert such Preferred Shares. Such notice shall also state the name or names (with address or addresses) in which the Common Shares issuable upon such conversion shall be issued; provided that, if any name or names in which such Common Shares are to be issued. The date the Corporation receives such written notice, together with such stock power and certificate, if required, shall be the Conversion Date. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date.

Certificate of Incorporation	Page 2

iii.	Each Share of Series A Preferred and Series A-2 Preferred will automatically be converted into a Share of Common stock on a 1:1 basis, in the event of Conversion Event.
iv.	In the event a Series A Preferred Shareholder or Series A-2 Preferred Shareholder elects not to convert to Common Shares upon the occurrence of the Conversion Event, prior to the Conversion Event, the Corporation shall have the option to purchase the Series A Preferred Shares and Series A-2 Preferred Shares for an amount equal to one times (1x) the Original Issue Price, plus an amount equal to a twenty (20%) percent Internal Rate of Return ("IRR") calculated on the Original Issue Price.
v.	Adjustments for Subdivisions or Combinations of Common Shares. In the event the outstanding Common Shares shall be subdivided by share split into a greater number of Common Shares, the Conversion Price of each series of Preferred Shares in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Common Shares shall be combined (by reclassification or otherwise) into a lesser number of Common Shares, the Conversion Price of each series of Preferred Shares in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
vi.	Adjustments for Subdivisions or Combinations of Preferred Shares. In the event the outstanding shares of any series of Preferred Shares shall be subdivided (by share split, by payment of a share distribution or otherwise), into a greater number of Preferred Shares, the Original Issue Price and Liquidation Preference of such series of Preferred Shares in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of any series of Preferred Shares shall be combined (by reclassification or otherwise) into a lesser number of Preferred Shares, the Original Issue Price and Liquidation Preference of such series of Preferred Shares in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
vii.	Adjustments for Reclassification, Exchange and Substitution. If the Common Shares issuable upon conversion of any series of Preferred Shares shall be changed into the same or a different number of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of Common Shares which the holders of such series of Preferred Shares would otherwise have been entitled to receive upon conversion of their Preferred Shares, each holder of such series of Preferred Shares shall have the right thereafter to convert such Preferred Shares into a number of shares of such other class or classes of securities which it would have been entitled to receive had it converted its Preferred Shares into Common Shares immediately prior to such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other class or classes of securities.

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viii.	Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable on the Common Shares in additional Common Shares, then and in each such event the Conversion Price of each series of Preferred Shares in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Prices then in effect by a fraction: 1) the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and 2) the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution. Notwithstanding the foregoing, (1) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for each series of Preferred Shares shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for each series of Preferred Shares shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (2) that no such adjustment shall be made if the holders of Preferred Shares simultaneously receive a dividend or other distribution of Common Shares in a number equal to the number of Common Shares as they would have received if all outstanding Preferred Shares had been converted into Common Shares on the date of such event.
ix.	Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of Common Shares in respect of outstanding Common Shares) or in other property and the provisions of this Agreement do not apply to such dividend or distribution, then and in each such event the holders of Preferred Shares shall receive, simultaneously with the distribution to the holders of Common Shares, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Preferred Shares had been converted into Common Shares on the date of such event.
x.	Voting. The Series A Preferred Share Holders and the Series A-2 Preferred Share Holders shall vote together with the Common Share Holders on an as-converted basis, and not as a separate class, and as in accordance with the Corporation's bylaws.

5.	The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
John Hilburn Davis, IV	6101 W. Centinela Ave., Suite 394, Culver City, California 90230

6.	The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS
John Hilburn Davis, IV	6101 W. Centinela Ave., Suite 394, Culver City, California 90230
Neil S. Waterman, III	6101 W. Centinela Ave., Suite 394, Culver City, California 90230
E. Pierce Marshall, Jr.	6101 W. Centinela Ave., Suite 394, Culver City, California 90230

Certificate of Incorporation	Page 4

7.	The corporation is to have perpetual existence.

8.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized: to make, alter or repeal the by-laws of the corporation, to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation. To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created. To designate one or more committees, each committee to consist of one or more of the directors of the corporation. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Genera! Corporation Law of Delaware to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the corporation. When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

9.	Elections of directors need not be by written ballot unless the by-laws of the corporation shall provide. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of the General Corporation Law of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the General Corporation Law of Delaware order a meeting of the creditors or class of creditors, and /or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three- fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

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10.	The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

11.	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Certificate of Incorporation	Page 6

I, the Undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this act and deed and the facts herein stated are true, and accordingly have hereunto set my hands this 25th day of November, 2015.

/s/ J. Hilburn Davis, IV
J. Hilburn Davis, IV, Incorporator

Certificate of Incorporation	Page 7